Exhibit 99

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	William Pike
	212 762 6901	212 761 0008

For Immediate Release

Morgan Stanley CFO David H. Sidwell to Retire at Year End

Head of Global Capital Markets Colm Kelleher to Assume CFO Role

NEW YORK, May 1, 2007 – Morgan Stanley (NYSE: MS) today announced that David H. Sidwell, Executive Vice President and Chief Financial Officer, has decided to retire from the Firm at the end of 2007. Colm Kelleher, who currently serves as the Head of Global Capital Markets, will replace Mr. Sidwell. Mr. Kelleher will join the Firm’s Management Committee and report to Chairman and Chief Executive Officer John J. Mack. Christopher Carter, who is currently Vice Chairman of Institutional Securities, will succeed Mr. Kelleher as Head of Global Capital Markets.

Mr. Sidwell, 54, joined Morgan Stanley in 2004. He has played a vital role in developing the Firm’s strategic growth plan and communicating it to the investment community. He also has played an important part in Morgan Stanley’s efforts to improve its risk-taking and capital allocation, which has helped the Firm deliver record financial performance in recent quarters.

Mr. Mack said, “David Sidwell has been a key member of our management team at Morgan Stanley and has helped lead the Firm through a period of significant change. His focus, insight and integrity have earned him tremendous credibility – both within Morgan Stanley and throughout the investment community. David informed me last year of his intention to retire, but agreed to stay on through the end of 2007 to ensure a smooth transition. I am pleased that in the months ahead, he will be working closely with Colm to help continue our positive momentum.”

Mr. Mack continued, “Colm Kelleher has proven himself a major asset to Morgan Stanley over the past 19 years, not only in his current role as Head of Global Capital Markets, but also as Co-Head of Fixed Income in Europe. He has been a leader in building client coverage teams and in advocating the further uniting of equity and debt capital markets. His experience as a business leader, combined with his training and expertise as a Chartered Accountant and his commitment to Morgan Stanley, make him extremely well-suited to serve in this critically important role.”

Mr. Sidwell said, “It has been a privilege to work with the talented team at Morgan Stanley, and play a part in our efforts to re-energize the Firm, improve its financial performance and lay a strong foundation for future profitable growth. Colm Kelleher brings a valuable business and client perspective along with accounting experience to the CFO post, and I look forward to working with him in the months ahead to continue building on Morgan Stanley’s success.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 31 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

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Note to Editors:

David H. Sidwell
Mr. Sidwell joined Morgan Stanley in March, 2004 as Executive Vice President and Chief Financial Officer. He came to Morgan Stanley from JP Morgan Chase, where he had worked since 1984. He was the Controller of JPMorgan before its merger with Chase. Prior to that, he spent nine years with PricewaterhouseCoopers, both in New York and London. He graduated from Cambridge University in England in 1975 and is a Chartered Accountant.

Colm Kelleher
Mr. Kelleher, 49, currently Head of Global Capital Markets, joined Morgan Stanley in 1989 and has served in a variety of positions of increasing responsibility in the U.S. and Europe. Mr. Kelleher was Co-Head of Fixed Income in Europe and led that region’s highly successful client coverage group. He also helped establish Morgan Stanley’s leading European Financial Institutions business. Before joining Morgan Stanley, he spent four years at Arthur Anderson in London, UK, where he qualified as a Chartered Accountant in 1983. He graduated from Oxford University.

Christopher Carter
Mr. Carter, 57, joined Morgan Stanley as Vice Chairman of Institutional Securities in May 2006, based in London. Mr. Carter joined Morgan Stanley from CQS, a hedge fund group, where he served as Chairman since November 2005. He previously spent 19 years at Credit Suisse First Boston in a wide range of senior investment banking and executive positions, including Chairman of Europe, Chairman of Global Investment Banking, Head of Global Equity Capital Markets and as a member of the firm’s Executive Board. He graduated from the University of Toronto.